Exhibit 99.1

FS Investment Corporation Reports First Quarter 2014 Financial Results

PHILADELPHIA, PA, May 15, 2014 – FS Investment Corporation (NYSE: FSIC), a publicly traded business development company focused on providing customized credit solutions to private middle market U.S. companies, announced its operating results on May 15, 2014 for the quarter ended March 31, 2014. As previously disclosed, FSIC will hold a conference call to discuss these results at 11:00 a.m., Eastern Time, on Friday, May 16, 2014. Information for those interested in participating in the call can be found below.

Financial Highlights for the Quarter Ended March 31, 20141

•	Net investment income increased to $0.22 per share for the quarter ended March 31, 2014, compared to $0.20 per share for the quarter ended March 31, 2013

•	Adjusted net investment income increased to $0.24 per share for the quarter ended March 31, 2014, compared to $0.23 per share for the quarter ended March 31, 2013[2]

•	Total net realized and unrealized gain on investments of $0.10 per share for the quarter ended March 31, 2014, compared to $0.13 per share for the quarter ended March 31, 2013

•	Net earnings of $0.32 per share for the quarter ended March 31, 2014, compared to $0.33 per share for the quarter ended March 31, 2013

•	Gross portfolio yield increased to 10.2% as of March 31, 2014, compared to 10.1% as of December 31, 2013

•	Committed $369.0 million to direct originations during the quarter ended March 31, 2014

•	Net asset value per share increased to $10.28 per share as of March 31, 2014, compared to $10.18 per share as of December 31, 2013

•	Paid regular cash distributions to stockholders totaling $0.2160 per share during the quarter ended March 31, 2014[3]

•	Intends to declare two special cash distributions, with one $0.10 distribution per share to be paid on August 15, 2014 to stockholders of record as of July 31, 2014, and the second $0.10 distribution per share to be paid on November 14, 2014 to stockholders of record as of October 31, 2014

“FSIC’s origination platform delivered strong investment opportunities during the first quarter, leading to 13 new directly originated investments,” said Michael C. Forman, Chairman and Chief Executive Officer of FSIC. “Second quarter originations are already off to a strong start, and we look forward to continuing to optimize the portfolio to create further value for our stockholders.” FSIC’s strong first quarter performance marks the first quarterly financial results since FSIC’s listing on the New York Stock Exchange on April 16, 2014. FSIC is now one of the largest BDCs in the market with $4.5 billion in assets under management and a market capitalization of approximately $2.7 billion.

Operating Results

	Three Months Ended
(all per share amounts are basic and diluted)[1]	March 31, 2014	December31, 2013	March 31, 2013
Net investment income per share	$0.22	$0.20	$0.20
Adjusted net investment income per share[2]	$0.24	$0.24	$0.23
Total net realized and unrealized gain (loss) on investments per share	$0.10	$0.10	$0.13
Net increase (decrease) in net assets resulting from operations (Earnings per Share)	$0.32	$0.30	$0.33
Stockholder distributions per share[3]	$0.2160	$0.2137	$0.2025
Net asset value per share at period end	$10.28	$10.18	$10.10

Portfolio Highlights

•	New investments totaled $471.5 million for the three months ended March 31, 2014.

•	Direct origination activity totaled $369.0 million for the three months ended March 31, 2014.

•	Gross portfolio yield prior to leverage of new direct originations (excluding non-income producing assets) during the quarter was 9.6% compared to the gross portfolio yield prior to leverage of investments exited during the quarter of 9.4%.

•	As of March 31, 2014, the fair value of investments was $4.1 billion. Core investment strategies, which include direct originations and opportunistic investments, represented 83% of the portfolio. Direct originations represented 57%, opportunistic investments represented 26% and broadly syndicated/other investments represented 17% of the portfolio.

Total Portfolio Activity

(dollar amounts in thousands)	Three Months Ended March 31, 2014
Purchases	$471,491
Sales and redemptions	(566,115)

Net portfolio activity	$(94,624)

As of March 31, 2014
Total fair value of investments	$4,077,627
Total assets	$4,503,677

Portfolio Data	As of March 31, 2014
Number of Portfolio Companies	148
Average Annual EBITDA of Portfolio Companies	$174,200
Weighted Average Purchase Price of Investments (as a % of par or stated value)	97.1%
Weighted Average Credit Rating of Investments that were Rated[4]	B3
% of Investments on Non-Accrual[5]	—

Asset Class (based on fair value)
Senior Secured Loans — First Lien	50%
Senior Secured Loans — Second Lien	22%
Senior Secured Bonds	10%
Subordinated Debt	10%
Collateralized Securities	3%
Equity/Other	5%

Portfolio Composition by Strategy (based on fair value)[6]
Direct Originations	57%
Opportunistic	26%
Broadly Syndicated/Other	17%

Interest Rate Type (based on fair value)
% Variable Rate	71.3%
% Fixed Rate	22.9%
% Income Producing Equity or Other Investments	2.5%
% Non-Income Producing Equity or Other Investments	3.3%

Yields
Gross Portfolio Yield Prior to Leverage (based on amortized cost)	10.2%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) — Excluding Non-Income Producing Assets	10.3%

Direct Origination Activity

(dollar amounts in thousands)	Three Months Ended March 31, 2014
New Direct Originations
Total Commitments (including Unfunded Commitments)	$369,033
Exited Investments (including partial paydowns)	(126,964)
Net Direct Originations	$242,069

New Direct Originations by Asset Class
Senior Secured Loans — First Lien	24%
Senior Secured Loans — Second Lien	65%
Senior Secured Bonds	4%
Subordinated Debt	2%
Collateralized Securities	—
Equity/Other	5%
Average New Direct Origination Commitment Amount	$28,387
Weighted Average Maturity for New Direct Originations	10/12/20
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of New Direct Originations during Period	9.1%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of New Direct Originations during Period — Excluding Non-Income Producing Assets	9.6%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of Investments Exited during Period	9.4%

Characteristics of All Direct Originations held in Portfolio	As of March 31, 2014
Direct Originations, at fair value	$2,306,225
Number of Portfolio Companies	40
Average Annual EBITDA of Portfolio Companies	$38,700
Average Leverage Through Tranche of Portfolio Companies — Excluding Equity/Other and Collateralized Securities	4.0x
% of Investments on Non-Accrual	—
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of Funded Direct Originations	9.8%
Gross Portfolio Yield Prior to Leverage (based on amortized cost) of Funded Direct Originations — Excluding Non-Income Producing Assets	10.0%

Balance Sheet Summary

(in thousands, except per share amounts)	Quarter Ended March 31, 2014	Year Ended December 31, 2013

Assets
Investments, at fair value	$4,077,627	$4,137,581
Cash	297,685	227,328
Receivable for investments sold and repaid	67,779	26,722
Interest receivable	55,327	47,622
Deferred financing costs	4,845	5,168
Prepaid expenses and other assets	404	156
Total assets	$4,503,667	$4,444,577

Liabilities
Payable for investments purchased	$24,321	$23,423
Credit facilities payable	738,482	723,682
Repurchase agreement payable	950,000	950,000
Stockholder distributions payable	18,814	18,671
Management fees payable	22,375	22,700
Accrued capital gains incentive fees	35,379	32,133
Subordinated income incentive fees payable	15,178	14,303
Administrative services expense payable	1,820	1,153
Interest payable	10,302	10,563
Directors’ fees payable	254	254
Other accrued expenses and liabilities	1,573	6,703
Total liabilities	$1,818,498	$1,803,585

Stockholders’ Equity
Preferred stock, $0.001 par value	—	—
Common stock, $0.001 par value	$261	$259
Capital in excess of par value	2,487,105	2,466,753
Accumulated undistributed net realized gains on investments and gain/loss on foreign currency	69,147	55,344
Accumulated undistributed (distributions in excess of) net investment income	34,962	35,322
Net unrealized appreciation (depreciation) on investments and gain/loss on foreign currency	93,694	83,314

Total stockholders’ equity	$2,685,169	$2,640,992
Total liabilities and stockholders’ equity	$4,503,677	$4,444,577
Net asset value per share of common stock at period end	$10.28	$10.18

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31, 2014	December 31, 2013	March 31, 2013
GAAP net investment income per share	$0.22	$0.20	$0.20
Plus capital gains incentive fees per share	$0.02	$0.02	$0.03
Plus excise taxes per share	—	$0.02	—
Adjusted net investment income per share	$0.24	$0.24	$0.23

1)	The per share data was derived by using the weighted average shares of FSIC’s common stock outstanding during the applicable period.
2)	Adjusted net investment income is a non-GAAP financial measure. In prior disclosure relating to previous periods, we presented adjusted net investment income as GAAP net investment income excluding the accrual for the capital gains incentive fee attributable to unrealized gains and excise taxes; however, for purposes of the information provided herein, we present adjusted net investment income for all periods as GAAP net investment income excluding the accrual for the capital gains incentive fee for realized and unrealized gains and excise taxes. We use this non-GAAP financial measure internally in analyzing financial results and believe that the use of this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing our financial results with other business development companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP.
3)	The per share data for distributions reflects the actual amount of distributions paid per share of FSIC’s common stock during the applicable period.
4)	The weighted average credit rating of investments is the weighted average credit rating of the investments in our portfolio that were rated, based upon the scale of Moody’s Investors Service, Inc. As of March 31, 2014, approximately 32.5% of our portfolio (based on the fair value of our investments) was rated.
5)	We record interest income on an accrual basis. Generally, investments are placed on non-accrual when the collection of future interest and principal payments is uncertain.
6)	We have identified and intend to focus on the following investment categories, which we believe will allow us to generate an attractive total return with an acceptable level of risk.

Direct Originations: We intend to leverage our relationship with GSO / Blackstone Debt Funds Management LLC and its global sourcing and origination platform to directly source investment opportunities. Such investments are originated or structured specifically for us or made by us and are not generally available to the broader market. These investments may include both debt and equity components, although we do not expect to make equity investments independent of having an existing credit relationship. We believe directly originated investments may offer higher returns and more favorable protections than broadly syndicated transactions.

Opportunistic: We intend to seek to capitalize on market price inefficiencies by investing in loans, bonds and other securities where the market price of such investment reflects a lower value than deemed warranted by our fundamental analysis. We believe that market price inefficiencies may occur due to, among other things, general dislocations in the markets, a misunderstanding by the market of a particular company or an industry being out of favor with the broader investment community. We seek to allocate capital to these securities that have been misunderstood or mispriced by the market and where we believe there is an opportunity to earn an attractive return on our investment. Such opportunities may include event driven investments, anchor orders and collateralized securities.

Broadly Syndicated/Other: Although our primary focus is to invest in directly originated transactions and opportunistic investments, in certain circumstances we will also invest in the broadly syndicated loan and high yield markets. Broadly syndicated loans and bonds are generally more liquid than our directly originated investments and provide a complement to our less liquid strategies. In addition, and because we typically receive more attractive financing terms on these positions than we do on our less liquid assets, we are able to leverage the broadly syndicated portion of our portfolio in such a way that maximizes the levered return potential of our portfolio.

Recent Developments

•	Since the close of the first quarter through May 15th, FSIC had a net increase in core investments of approximately $123 million.

•	FSIC expects to close up to an additional $150 million of core investments by the end of the second quarter.

•	The pipeline of potential direct originations to which FSIC has access currently stands at approximately $3 billion.

•	FSIC expects fee income earned during the quarter ended June 30, 2014 to exceed fee income earned during the quarter ended March 31, 2014; however, FSIC does not expect to maintain this level of fee income as the Fund continues to transition its portfolio from broadly syndicated investments to core strategy investments.

Conference Call Information

FSIC will hold its annual stockholder conference call on Friday, May 16, 2014, at 11:00 a.m. Eastern Time. Interested parties are invited to participate via telephone or webcast, which will be hosted on a webcast link located on the “Investor Relations” section of our website (www.fsinvestmentcorp.com). For participants joining via telephone, please dial (800) 446-1671 at least 10 minutes prior to the beginning of the conference call and provide the confirmation code 37224010 when prompted. An audio archive of the call will be available for replay. The link to the audio archive can be found under the “Investor Relations” section of FSIC’s website and will be available for a period of 30 days following the call.

Supplemental Information

FSIC will provide a financial information presentation with additional details on its first quarter financial results in advance of the May 16, 2014 conference call. This presentation will be made available under the “Reports and Presentations” page within the “Investor Relations” section of FSIC’s website (www.fsinvestmentcorp.com). For inquiries, please contact Ben Holman at (215) 220-6266.

About FS Investment Corporation

FS Investment Corporation (NYSE: FSIC) is a publicly traded business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies. We seek to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies to achieve the best risk-adjusted returns for our investors. In connection with our debt investments, we may receive equity interests such as warrants or options.

FSIC is advised by FB Income Advisor, LLC, an affiliate of Franklin Square Capital Partners (“Franklin Square”), and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners. GSO, with approximately $66 billion in assets under management as of March 31, 2014, is the credit platform of Blackstone, one of the world’s leading managers of alternative investments. For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square

Franklin Square is a leading manager of alternative investment funds designed to enhance investors’ portfolios by providing access to asset classes, strategies and asset managers that typically have been available to only the largest institutional investors. The firm’s funds offer “endowment-style” investment strategies that help construct diversified portfolios and manage risk. Franklin Square strives not only to maximize investment returns but also to set the industry standard for best practices by focusing on transparency, investor protection and education for investment professionals and their clients.

Founded in Philadelphia in 2007, Franklin Square quickly established itself as a leader in the world of alternative investments by introducing innovative credit-based income funds, including the industry’s first non-traded BDC. The firm managed approximately $10.3 billion in assets as of December 31, 2013. For more information, please visit www.franklinsquare.com.

Other Information

The information in this press release is summary information only and should be read in conjunction with FSIC’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2014, which FSIC filed with the Securities and Exchange Commission (the “SEC”) on May 15, 2014, as well as FSIC’s other reports filed with the SEC. A copy of FSIC’s quarterly report on Form 10-Q for the quarterly period ended March 31, 2014 and FSIC’s other reports filed with the SEC can be found on FSIC’s website at www.fsinvestmentcorp.com and the SEC’s website at www.sec.gov.

Certain Information About Distributions

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of its fiscal year based upon its taxable income and distributions paid, in each case, for the full year. Therefore, a determination as to the tax attributes of the distributions made on a quarterly basis may not be representative of the actual tax attributes for a full year. FSIC intends to update stockholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to stockholders will be reported to stockholders annually on Form 1099-DIV.

The payment of future distributions on FSIC’s shares of common stock is subject to the discretion of its board of directors and applicable legal restrictions, and therefore, there can be no assurance as to the amount or timing of any such future distributions.

FSIC may fund its cash distributions to stockholders from any sources of funds available to it, including expense reimbursements from Franklin Square, as well as offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends or other distributions paid to it on account of preferred and common equity investments in portfolio companies. FSIC has not established limits on the amount of funds it may use from available sources to make distributions. There can be no assurance that FSIC will be able to pay distributions at a specific rate or at all.

Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSIC. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSIC’s operations or the economy due generally to terrorism or natural disasters, future changes in laws or regulations and conditions in FSIC’s operating area, and the price at which shares of common stock trade on the New York Stock Exchange. Some of these factors are enumerated in the filings FSIC makes with the SEC. FSIC undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The press release above contains summaries of certain financial and statistical information about FSIC. The information contained in this press release is summary information that is intended to be considered in the context of FSIC’s SEC filings and other public announcements that FSIC may make, by press release or otherwise, from time to time. FSIC undertakes no duty or obligation to publicly update or revise the information contained in this press release. In addition, information related to past performance, while helpful as an evaluative tool, is not necessarily indicative of future results, the achievement of which cannot be assured. Investors should not view the past performance of FSIC, or information about the market, as indicative of FSIC’s future results.

Non-GAAP Financial Measures

This press release contains certain financial measures that have not been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). FSIC uses these non-GAAP financial measures internally in analyzing financial results and believes that the use of these non-GAAP financial measures is useful to investors as an additional tool to evaluate ongoing results and trends and in comparing FSIC’s financial results with other business development companies.

Non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures, and should be read only in conjunction with FSIC’s consolidated financial statements prepared in accordance with GAAP. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures has been provided in this press release, and investors are encouraged to review the reconciliation.